Gladstone Investment Corporation Invests $28.1 Million in SOG Specialty Knives and Tools, LLC

McLean, VA, August 11, 2011: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced today that it invested $28.1 million in SOG Specialty Knives and Tools, LLC (“SOG”), consisting of debt and equity. The Company, together with Montlake Capital, The Mustang Group, Spencer Frazer (Founder) and Fred Keller (CEO), provided the capital to support the acquisition of the business from MCC Capital Partners, LLC. MCC Capital Partners, which acquired SOG in 2009, is a private equity firm focused on micro and middle market consumer product companies.

SOG, which takes its name from the Studies and Observations Group (the forefathers of the U.S. military’s Special Operations Forces), designs and produces specialty knives and tools for the hunting/outdoors, military/law enforcement and industrial markets. SOG is based in Lynnwood, WA, and employs approximately 60 personnel.

“Gladstone Investment is thrilled to partner with the talented management team and investor groups as a significant shareholder in the buyout. We look forward to the continued growth of SOG, building on the success of the management team over the past few years,” said Dave Dullum, President of Gladstone Investment.

Gladstone Investment Corporation is a publicly-traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company pays monthly dividends to its stockholders. Additional information on this transaction can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Forward-looking Statements:
The statements in this press release regarding the longer-term prospects of SOG and its management team, and the ability of SOG to grow are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results to differ from these forward-looking statements include, among others, the duration and effects of current economic instability, the Company’s ability to access debt and equity capital and those factors listed under the caption “Risk Factors” of the post-effective amendment of the Company’s registration statement on Form N-2(file No. 333-160720), filed with the SEC on June 17, 2011 (the “Form N-2”) and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 1, 2011 (the “Form 10-Q”). The risk factors set forth in the Form N-2 and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.